Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of CNH Industrial Capital LLC, CNH Industrial Capital America LLC, and New Holland Credit Company, LLC, for the registration of debt securities and debt security guarantees and to the incorporation by reference therein of our report dated March 5, 2015, with respect to the consolidated financial statements of CNH Industrial Capital LLC and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

September 10, 2015